Exhibit A

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Issuer during the past 60 days:

		Transaction Type
Account	Date of Transaction	(Purchase or Sale)	Shares	Price
IVAGMF	11/9/2016	Sale	34,676	$25.40
WORLD	11/9/2016	Sale	480,320	$25.40
SICAV	11/9/2016	Sale	57,138	$25.40
Managed Accounts	11/9/2016	Sale	229,590	$25.40
IVAGMF	11/10/2016	Sale	12,997	$26.54
WORLD	11/10/2016	Sale	180,032	$26.54
SICAV	11/10/2016	Sale	21,416	$26.54
Managed Accounts	11/10/2016	Sale	81,034	$26.54
IVAGMF	11/11/2016	Sale	15,209	$27.93
WORLD	11/11/2016	Sale	209,837	$27.93
SICAV	11/11/2016	Sale	25,044	$27.93
Managed Accounts	11/11/2016	Sale	92,305	$27.93
IVAGMF	11/14/2016	Sale	5,775	$27.91
WORLD	11/14/2016	Sale	79,670	$27.91
SICAV	11/14/2016	Sale	9,509	$27.91
Managed Accounts	11/14/2016	Sale	35,046	$27.91